UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 9, 2012

HELICOS BIOSCIENCES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33484	05-0587367
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

One Kendall Square
Building 200
Cambridge, Massachusetts	02139
(Address of Principal Executive Offices)	(Zip Code)

(617) 264-1800

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events

Chief Executive Officer

On March 9, 2012, Helicos BioSciences Corporation (“Helicos”) announced that Ivan Trifunovich, Chairman, Chief Executive Officer and President has decided to accept the additional position of President and CEO of WaferGen Biosystems, Inc. (OTCBB:WGBS).  Dr. Trifunovich will continue, to serve as Chief Executive Officer and President of Helicos on a part-time basis as he has done during the past six months.

Financing Update

As of March 9, 2012, Helicos has approximately $200,000 in cash and cash equivalents.  Helicos will require significant additional capital to continue its operations.

On February 22, 2012, Helicos entered into a letter agreement amending certain Secured Promissory Notes (the “Notes”) in the aggregate original principal amount of $200,000 issued by Helicos to certain investment funds affiliated with Flagship Ventures and Atlas Venture (the “Purchasers”).  The letter agreement extended the maturity date of the Notes to March 31, 2012 (the “Maturity Date”).  Helicos issued the Notes on January 13, 2012 to the Purchasers pursuant to that certain Subordinated Secured Note Purchase Agreement, dated as of November 16, 2010, among Helicos and the Purchasers.  The Notes were initially issued with a 12-day maturity in anticipation of closing a larger financing, which has not yet occurred.  The Notes accrue interest at a rate of 10% per annum.  The outstanding principal and any unpaid accrued interest on the Notes is due and payable on the earlier of (i) the Purchasers jointly demanding in writing the payment of the outstanding amounts at any time on or after the Maturity Date or (ii) the occurrence of an event of default.  The Company’s obligations under the Notes are secured by a security interest on all of the Company’s assets, including its intellectual property, that, with regard to all of the Company’s assets other than the cause of action that is the subject of the intellectual property litigation against Pacific Biosciences, Illumina and Life Technologies (and any recovery therefrom) (the “Cause of Action”) and is junior to the security interest of the Company’s outside legal counsel that is representing the Company in the Cause of Action.  Helicos used the proceeds from the issuance of the Notes along with available cash to repay all amounts outstanding under the Loan and Security Agreement among the Company, certain lenders and General Electric Capital Corporation, as agent, dated as of December 31, 2007, as amended.

Helicos is currently in active discussions with the Purchasers regarding the possibility of additional short-term financing to support Helicos’ continued operations.  The Company and Purchasers have not yet agreed on such financing and there can be no guarantee that Helicos will obtain such financing or any other sources of funding or that Helicos can obtain any additional financing on terms favorable to Helicos or in amounts sufficient to meet Helicos’ needs.  If Helicos is unable to execute its operations according to its plans and obtain additional financing, Helicos will be forced to cease operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELICOS BIOSCIENCES CORPORATION

	By:	/s/ Ivan Trifunovich
Date: March 9, 2012	Name:	Ivan Trifunovich
	Title:	President and Chief Executive Officer

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